                                                                                                                 EXHIBIT 12
                                                                                                                 PAGE 1 OF 2


                                                    THE UNITED ILLUMINATING COMPANY

                                           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                              (IN THOUSANDS)
                                                                                                                    TWELVE
                                                                                                                    MONTHS
                                                                                                                     ENDED
                                                                 YEAR ENDED DECEMBER 31,                           SEPT. 30,
                                          -----------------------------------------------------------------------
                                               1993          1994          1995           1996          1997          1998
                                               ----          ----          ----           ----          ----          ----
EARNINGS
   Net income                                $40,481       $46,795       $50,393        $39,096       $45,791        $46,832
   Federal income taxes                       22,342        34,551        41,951         35,252        30,186         40,684
   State income taxes                          4,645         6,216        12,976          8,506         8,651         11,366
   Fixed charges                              97,928        88,093        83,994         80,097        78,016         69,424
                                          -----------   -----------   -----------    -----------   -----------   ------------

   Earnings available for fixed charges     $165,396      $175,655      $189,314       $162,951      $162,644       $168,306
                                          ===========   ===========   ===========    ===========   ===========   ============


FIXED CHARGES
   Interest on long-term debt                $80,030       $73,772       $63,431        $66,305       $63,063        $52,743
   Other interest                             12,260        10,301        16,723          9,534        10,881         12,723
   Interest on nuclear fuel burned               928          -             -              -             -              -
   One third of rental charges                 4,710         4,020         3,840          4,258         4,072          3,959
                                          -----------   -----------   -----------    -----------   -----------   ------------

                                             $97,928       $88,093       $83,994        $80,097       $78,016        $69,425
                                          ===========   ===========   ===========    ===========   ===========   ============

RATIO OF EARNINGS TO FIXED
 CHARGES                                        1.69          1.99          2.25           2.03          2.08           2.42
                                          ===========   ===========   ===========    ===========   ===========   ============

                                                                                                                   EXHIBIT 12
                                                                                                                   PAGE 2 OF 2

                                         THE UNITED ILLUMINATING COMPANY

                          COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                                                (IN THOUSANDS)
                                                                                                                     TWELVE
                                                                                                                     MONTHS
                                                                                                                     ENDED
                                                                    YEAR ENDED DECEMBER 31,                         SEPT. 30,
                                              ---------------------------------------------------------------------
                                                 1993          1994         1995          1996          1997          1998
                                                 ----          ----         ----          ----          ----          ----
EARNINGS
   Net income                                    $40,481       $46,795      $50,393       $39,096       $45,791       $46,832
   Federal income taxes                           22,342        34,551       41,951        35,252        30,186        40,684
   State income taxes                              4,645         6,216       12,976         8,506         8,651        11,366
   Fixed charges                                  97,928        88,093       83,994        80,097        78,016        69,424
                                              -----------   -----------   ----------    ----------   -----------   -----------

  Earnings available for combined fixed
   charges and preferred stock
   dividend requirements                        $165,396      $175,655     $189,314      $162,951      $162,644      $168,306
                                              ===========   ===========   ==========    ==========   ===========   ===========


FIXED CHARGES AND PREFERRED
 STOCK DIVIDEND REQUIREMENTS
   Interest on long-term debt                   $ 80,030      $ 73,772     $ 63,431      $ 66,305      $ 63,063       $52,743
   Other interest                                 12,260        10,301       16,723         9,534        10,881        12,723
   Interest on nuclear fuel burned                   928          -            -             -             -             -
   One third of rental charges                     4,710         4,020        3,840         4,258         4,072         3,959
   Preferred stock dividend requirements (1)       7,197         6,223        2,778           699           379           427
                                              -----------   -----------   ----------    ----------   -----------   -----------
                                                $105,125       $94,316      $86,772       $80,796       $78,395       $69,852
                                              ===========   ===========   ==========    ==========   ===========   ===========

RATIO OF EARNINGS TO FIXED
 CHARGES AND PREFERRED
 STOCK DIVIDEND REQUIREMENTS                        1.57          1.86         2.18          2.02          2.07          2.41
                                              ===========   ===========   ==========    ==========   ===========   ===========

(1) Preferred Stock Dividends increased to reflect the pre-tax earnings required to cover such dividend requirements.